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                                                                    EXHIBIT 10.3

                                   GEOCITIES
                         1918 Main Street, Third Floor
                          Santa Monica, CA 90405-1030
                                  310-664-6500
                               310-664-6520 (fax)


                                                         April 9, 1998

Mr. Tom Evans


Tom:

I am pleased to present this offer for you to become Chief Executive Officer of GeoCities, and I very much look forward to working with you. This letter, which incorporates the substance of our most recent conversations, is intended to supersede any prior letters that I have sent to you and discussions that we have had.

This letter will summarize the terms of your proposed employment with GeoCities. Following your confirmation of these terms, we will, following the granting to you of the stock options described below by the Board of Directors, prepare a Stock Option Agreement for signature by you and GeoCities not later than April 30, 1997.

You will begin your employment on or before May 4, 1998. You will have the title of Chief Executive Officer, and you will divide your time between our Santa Monica and New York offices. Additionally, you will be elected to sit on the Board of Directors of the Company.

You will be paid a base annual salary of $200,000. You will also be entitled to an annual bonus of $100,000 in respect of the first year of your employment, which will be payable on the first anniversary of your employment. As for future years, you will be eligible for a potential annual bonus of up to $100,000. These future bonuses would be based on your achievement of certain performance milestones, as well as the overall performance of the Company. The performance milestones would be determined by you and approved by the Board of Directors.

Additionally, the Company will provide you with a loan of $100,000, the terms of which will be jointly agreed upon by you and the Board of Directors. It is contemplated that this loan (1) would bear a relatively low interest rate (although one that would be high enough to satisfy applicable legal requirements so as to avoid imputed interest), (2) would become due and payable six months following the earlier of an initial public offering of the Company's securities or an acquisition of the Company, with a mutually agreeable outside due date to apply in the event that neither of the foregoing events occurs prior to such date, and (3) would be forgiven to the extent of any unpaid principal upon your

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achievement of certain performance milestones to be jointly agreed upon by you and the Board of Directors. California law also requires that this loan be approved by the Company's shareholders.

You will also be granted a stock option to purchase not less than 465,418 shares of the Common Stock of the Company at a price of not more than $4.56 per share.

This option would vest as to 116,354 (i.e., 25%) of such shares as of the first anniversary of your employment, and would thereafter vest as to the same number of shares on each successive anniversary of your employment, as a result of which this option would be fully vested as of the fourth anniversary of your employment.

Additionally, you will be granted an option to purchase not less than 310,279 shares of Common Stock, also at a price of not more than $4.56 per share. The vesting of this option would be contingent on the achievement of certain performance milestones to be determined by you and approved by the Board of Directors and which would be intended to be achieved not later than the second anniversary of your employment. Upon the achievement of the milestones, this option would vest ratably on an annual basis over a four-year period, with the first portion of this option (i.e., not less than 77,569 shares) to vest as of
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the first anniversary of the achievement of the milestones.

If GeoCities is acquired by another company during the first year of your employment, then for purposes of the stock options granted to you as of the date of such acquisition which are not then subject to the achievement of any unachieved performance milestones, the vesting of such options shall accelerate to the extent that you will receive, at the time of such acquisition, vesting for the first full year of your employment.

If your employment is terminated by GeoCities without cause during the first year of your employment at a time when the Company would not otherwise be entitled to terminate your employment for cause, then, for purposes of the stock options granted to you as of the date of the termination of your employment which are not then subject to the achievement of any unachieved performance milestones, the vesting of such options shall accelerate to the extent that you will receive, at the time of such termination, vesting for the first full year of your employment. In the event of such a termination of your employment, the Company shall also waive its right to repurchase your shares of GeoCities Common Stock at Fair Market Value under the GeoCities Stock Option Plan as a result of the termination of your employment. In such an event, the Company shall also pay you severance in an amount equal to six months of your base salary, payable in installments in the same manner that your salary had been paid prior to your termination.

On or before the commencement of your employment, you will be required to execute GeoCities' standard Employee Confidential Information and Inventions Agreement, a copy of which is enclosed with this letter.

Please indicate your acceptance of employment with GeoCities on the terms described above by signing the enclosed copy of this letter and returning it to me at your earliest

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opportunity. By accepting this offer of employment, you represent and warrant to
GeoCities that you are free to accept this offer and that you are not a party to any agreement any provision of which would preclude or limit your ability to accept this offer and perform your duties as GeoCities' Chief Executive Officer.

On behalf of everyone at GeoCities, we very much look forward to your working with us and contributing to the continued growth of GeoCities.

Sincerely,


Peter Mills
Director


EMPLOYMENT ACCEPTED:

/s/ Tom Evans
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Tom Evans


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